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                                                                    Exhibit 99.1

Contact:  Paul H. Prince, Jr.
          Senior Financial Analyst
          (713) 654-1414 or (800) 934-6083



FOR IMMEDIATE RELEASE
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PLAINS RESOURCES ANNOUNCES 2% SALE OF THE GENERAL PARTNER OF PLAINS ALL AMERICAN
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                     PIPELINE, L.P. TO EXECUTIVE MANAGEMENT
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     Houston, Texas - September 6, 2001 - Plains Resources Inc. (AMEX:PLX) today announced that it has closed the sale of an additional 2% ownership interest in the general partner of Plains All American Pipeline, L.P. (NYSE:PAA) ("PAA") to executive management of PAA. This sale was made pursuant to the exercise of the previously announced option granted to executive management of PAA in connection with the recent strategic restructuring on June 8, 2001, and was on terms identical to the terms of the strategic restructuring transaction. As a result of the sale, Plains' ownership interest in the general partner of PAA decreased from 46% to 44%. Mr. James C. Flores, Chairman and CEO of Plains Resources Inc. commented, "the exercise of this option by Greg Armstrong and his executive management team indicates their confidence in the future of PAA and the closing of the transaction demonstrates the commitment of Plains Resources to, and its confidence in, the management team at PAA and further aligns the interests of management with shareholders of both PAA and PLX."

     Plains is an independent energy company engaged in the exploration, acquisition, development and exploitation of crude oil and natural gas. Through its ownership in Plains All American Pipeline, L.P., Plains has interests in the midstream activities of marketing, gathering, transportation, terminalling and storage of crude oil. Plains is headquartered in Houston, Texas.

  Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, among other things, economic conditions, oil and gas price volatility, uncertainties inherent in the exploration for and development and production of oil and gas and in estimating reserves, regulatory changes and other factors discussed in Plains Resources' filings with the Securities and Exchange Commission.

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